Exhibit 99.1

Geron Corporation Reports 2008 Third Quarter Financial Results and Events

MENLO PARK, Calif.--(BUSINESS WIRE)--October 30, 2008--Geron Corporation (Nasdaq:GERN) today reported financial results for the three and nine months ended Sept. 30, 2008.

For the third quarter of 2008, the company reported a net loss of $17.2 million, or $(0.22) per share, compared to $12.8 million, or $(0.17) per share, for the comparable 2007 period. Net loss applicable to common stockholders for the first nine months of 2008 was $44.4 million, or $(0.57) per share, compared to $29.3 million, or $(0.40) per share, for the comparable 2007 period. The results of the 2007 period include an unrealized gain of $14.5 million related to changes in fair value of warrants classified as liabilities, and a non-cash expense of $3.7 million related to issuance of warrants in February 2007.

Revenues for the third quarter of 2008 were $367,000, compared to $1.1 million for the comparable 2007 period, which included a milestone payment from Merck & Co., Inc. Revenues for the first nine months of 2008 were $2.3 million, compared to $2.9 million for the comparable 2007 period.

Total operating expenses for the third quarter of 2008 were $18.3 million, compared to $16.5 million for the comparable 2007 period. Research and development expenses for the third quarter of 2008 were $14.2 million, compared to $12.3 million for the comparable 2007 period. Research and development expenses increased primarily as a result of the timing of purchases of GRN163L drug product for clinical trials. General and administrative expenses for the third quarter of 2008 and 2007 were $4.1 million.

Total operating expenses for the first nine months of 2008 were $51.6 million, compared to $51.4 million for the comparable 2007 period. Research and development expenses for the first nine months of 2008 were $39.4 million, compared to $39.6 million for the comparable 2007 period. General and administrative expenses for the first nine months of 2008 were $12.2 million, compared to $11.8 million for the comparable 2007 period. The increase in general and administrative expenses for the first nine months of 2008 primarily reflects increased patent legal costs.

Interest income for the third quarter of 2008 was $1.2 million, compared to $2.8 million for the comparable 2007 period. Interest income for the first nine months of 2008 was $4.5 million, compared to $8.4 million for the comparable 2007 period. Overall interest income has declined as a result of decreased interest rates and lower cash and investment balances period over period.

Third Quarter 2008 Highlights:

  Geron initiated a clinical trial of its telomerase inhibitor drug, GRN163L, in patients with locally recurrent or metastatic breast cancer. The primary objective of the Phase I/II dose escalation study is to determine the safety, maximum tolerated dose (MTD) and objective response rate of GRN163L when administered intravenously in combination with a paclitaxel/bevacizumab regimen in this patient population.
  Geron and Exeter Life Sciences, Inc. merged their interests in Start Licensing, Inc., into ViaGen, Inc. The merger of Start and ViaGen combines the broad intellectual property rights to nuclear transfer cloning technology with in-house highly developed breeding services and expertise in advanced reproductive technologies, particularly in cloning, to provide a one-stop licensing and operating company.
  U.S. Patent No. 7,425,448 was issued to Geron with broad claims to cardiomyocytes derived from human embryonic stem cells (hESCs). The patent runs until April 2025 (subject to any patent term extension that may be available). Geron’s GRNCM1 program is developing hESC-derived cardiomyocytes for the treatment of heart disease.

Conference Call

At 8:00 a.m. PDT/11:00 a.m. EDT on Friday, October 31, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s third quarter and year-to-date results.

Participants can access the conference call via telephone by dialing 866-543-6411 (U.S.) or 617-213-8900 (international). The passcode is 57512982. A live audio-only Webcast is also available through a link that is posted on the events page in the Investor Relations section of Geron’s Website at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through Nov. 30, 2008.

Geron is a biopharmaceutical company that is developing first-in-class therapeutic products for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The products are based on our core expertise in telomerase and human embryonic stem cells. For more information, visit www.geron.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2008.

GERON CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
(In thousands, except share and per share data)	2008	2007	2008	2007

Revenues from collaborative agreements	$74	$—	$240	$597
License fees and royalties	293	1,130	2,019	2,338
Total revenues	367	1,130	2,259	2,935

Operating expenses:
Research and development	14,208	12,326	39,435	39,613
General and administrative	4,093	4,139	12,165	11,825
Total operating expenses	18,301	16,465	51,600	51,438
Loss from operations	(17,934)	(15,335)	(49,341)	(48,503)

Unrealized (loss) gain on derivatives	(162)	(247)	739	14,522
Interest and other income	1,197	2,772	4,513	8,407
Loss recognized under equity method investment	(229)	—	(229)	—
Interest and other expense	(23)	(24)	(71)	(78)
Net loss	(17,151)	(12,834)	(44,389)	(25,652)
Deemed dividend on derivatives	—	—	—	(3,661)
Net loss applicable to common stockholders	$(17,151)	$(12,834)	$(44,389)	$(29,313)

Basic and diluted net loss per share applicable to common stockholders	$(0.22)	$(0.17)	$(0.57)	$(0.40)
Shares used in computing basic and diluted net loss per share applicable to common stockholders	78,752,645	75,324,687	77,841,505	73,733,159

CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
(In thousands)	2008	2007
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$122,639	$148,465
Marketable securities	52,537	59,979
Interest and other receivables	186	788
Other current assets	3,718	4,140
Total current assets	179,080	213,372

Property and equipment, net	4,240	4,075
Deposits and other assets	4,536	1,449
	$187,856	$218,896

Current liabilities	$8,548	$12,717
Noncurrent liabilities	58	505
Stockholders’ equity	179,250	205,674
	$187,856	$218,896

Note 1: Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

CONTACT:
Geron Corporation
Anna Krassowska, 650-473-7765
Investor and Media Relations
info@geron.com